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                                         Exhibit 2.2
                                         Chicago Mercantile Exchange Inc.
                                         Registration Statement on Form S-4

                         AGREEMENT AND PLAN OF MERGER
                                      OF
            CME Transitory Co. and Chicago Mercantile Exchange INC.

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 1, 2000, between CME Transitory Co., a Delaware nonstock corporation ("Transitory"), and Chicago Mercantile Exchange Inc., a Delaware stock corporation ("CME" or "Surviving Corporation"), said corporations hereinafter sometimes referred to jointly as the "Constituent Corporations."

                                  WITNESSETH:

          WHEREAS, Transitory is a nonstock corporation duly organized and existing under the Delaware General Corporation Law, having as its registered agent The Corporation Trust Company;

          WHEREAS, CME is a stock corporation duly organized and existing under the Delaware General Corporation Law, having as its registered agent The Corporation Trust Company;

          WHEREAS, the Constituent Corporations propose, pursuant to the applicable provisions of the Delaware General Corporation Law, for Transitory to merge with and into CME in consideration for which the Membership Interests in Transitory will be converted into shares of the Common Stock of CME (the "Merger"); and

          WHEREAS, the respective Boards of Directors of the Constituent Corporations have determined that it is advisable that Transitory be merged with and into CME and have approved such Merger on the terms and conditions hereinafter set forth in accordance with the applicable provisions of law permitting such Merger;

          NOW, THEREFORE, in consideration of the foregoing and of the agreements, covenants and provisions hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     In addition to the words defined elsewhere in this Agreement, the following words have the following respective meanings, and such definitions shall be equally applicable to both the singular and plural forms of any of the words herein defined:
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          "CME Certificate of Incorporation" means the amended and restated
     certificate of incorporation of CME as in effect on the Effective Date.

          "Consent" means any consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any court, Governmental Authority or Person.

          "DGCL" means the General Corporation Law of the State of Delaware, as amended.

          "Effective Date" means the date on which the Merger becomes effective as provided by the applicable provisions of the DGCL.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Approval" means any Consent of, with or to any Governmental Authority, including the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied on.

          "Governmental Authority" means any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign, any tribunal or arbitrators of competent jurisdiction and any self-regulatory organization.

          "Member" means the owner of a Membership Interest, or any portion thereof, in Transitory. An owner of two or more Membership Interests, or portions thereof, shall be deemed to be a separate Member with respect to each individual interest owned.

          "Membership Division" means a Membership Interest in any one or more of the following four divisions of Membership Interests in Transitory: (i) Chicago Mercantile Exchange; (ii) International Monetary Market; (iii) Index and Options Market; and (iv) Growth and Emerging Markets.

          "Membership Interest" means all the rights or interests of each Member of Transitory, including, but not limited to, any floor access and electronic trading rights, rights to clearing membership and clearing fees, any right to vote, any rights with regard to earnings, surplus or assets of Transitory, and any other rights in liquidation, merger, reorganization or conversion of Transitory.

          "Person" means an individual, corporation, joint venture, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A Person who owns a Membership Interest in more than one capacity shall be deemed to be a separate Person in each such capacity.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.



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                                  ARTICLE II
                                    MERGER

     Section 2.1   Effect of the Merger.   Subject to the terms of this
Agreement, and as more fully set forth and supplemented by other provisions herein, upon the Effective Date and pursuant to the Merger:

          (a) Transitory will merge with and into CME, the separate existence of Transitory shall cease, except to the extent provided by the laws of the State of Delaware in the case of a corporation after its merger into another corporation, and CME shall be the Surviving Corporation.

          (b) All Membership Interests in Transitory shall be converted into shares of the common stock of CME as provided in Section 3.1 of this Agreement.

          (c) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, as well of a public as of a private nature, of each of the Constituent Corporations, and all property, real, personal and mixed, all debts due on whatever account, including subscriptions to shares or membership interests and all other choses in action, and all and every other interest of, or belonging to, each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

          (d) The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

          (e) (i) The respective assets of Transitory and CME shall be taken up or continued on the books of the Surviving Corporation in the amounts at which such assets shall have been carried on their respective books immediately prior the Effective Date; and (ii) the respective liabilities and reserves of Transitory and CME shall be taken up or continued on the books of the Surviving Corporation in the amounts at which such liabilities and reserves shall have been carried on their respective books immediately prior to the Effective Date.

          (f) All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Transitory, its Members, Board of Directors and committees thereof, officers and agents, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Transitory.

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     Section 2.2   Charter and By-Laws.  The CME Certificate of Incorporation
and By-Laws as in effect on the Effective Date shall be and constitute the certificate of incorporation and by-laws of the Surviving Corporation until the same shall be altered, amended or changed in accordance with their respective terms and applicable law.

     Section 2.3   Directors and Officers.   The directors and officers of
Transitory prior to the Effective Date shall serve as the directors and officers of the Surviving Corporation on and after the Effective Date, until new directors and officers have been duly elected and qualified pursuant to the CME Certificate of Incorporation and CME's By-laws, or until their earlier resignation, removal or replacement.

     Section 2.4 Employees and Agents. The employees and agents of Transitory shall become the employees and agents of the Surviving Corporation and shall continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Transitory.

                                  ARTICLE III
                      CONVERSION OF MEMBERSHIP INTERESTS

     Section 3.1   Conversion of Membership Interests.   On the Effective Date,
and without any further action by Transitory or CME, all Membership Interests in Transitory shall be converted into common stock of CME in accordance with the following:

          (a) Each individual Chicago Mercantile Exchange division Membership Interest in Transitory shall be converted into one fully paid and nonassessable share of CME Class Common Stock, $.01 par value of CME;

          (b) Each individual International Monetary Market division Membership Interest in Transitory shall be converted into one fully paid and nonassessable share of IMM Class Common Stock, $.01 par value of CME;

          (c) Each individual Index and Option Market division Membership Interest in Transitory shall be converted into one fully paid and nonassessable share of IOM Class Common Stock, $.01 par value of CME;

          (d) Each full individual Growth and Emerging Markets division Membership Interest in Transitory shall be converted into one fully paid and nonassessable share of GEM Class Common Stock, $.01 par value of CME; and

          (e) Each fractional Growth and Emerging Markets division Membership Interest in Transitory shall be converted into one fully paid and nonassessable share of Fractional GEM Class Common Stock, $.01 par value of CME.

     Section 3.2   Further Rules.   Transitory and CME are empowered to adopt
further rules and regulations, not inconsistent with the provisions of this Agreement, regarding the conversion of Membership Interests in Transitory into shares of the common stock of CME.

     Section 3.3   Authority to Remedy Errors.   Subject to the terms of this
Agreement, the Board of Directors of the Surviving Corporation may authorize and issue additional shares of

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common stock and take any other action it deems appropriate to remedy errors or miscalculations made in connection with this Agreement.

                                  ARTICLE IV
                                   COVENANTS

     Section 4.1   Further Actions.   Each of the Constituent Corporations
agrees to use its reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate and to make effective the transactions contemplated by this Agreement, including, but not limited to:

          (a) making, or causing to be made, all such filings and submissions under any applicable law and giving such reasonable undertakings as may be necessary to consummate this Agreement and the transactions contemplated hereby;

          (b) using reasonable efforts to obtain, or to cause to be obtained, all Governmental Approvals and other Consents necessary to be obtained in order to consummate this Agreement and the transactions contemplated hereby; and

          (c) using its reasonable efforts to take, or to cause to be taken, all other actions, necessary, proper or advisable in order to fulfill its obligations in respect of this Agreement and the transactions contemplated hereby.

     Each of the parties hereto will coordinate and cooperate with the other party in exchanging such information and supplying such reasonable assistance as may be requested by the other party in connection with the filings and other actions contemplated by this Section 4.1.

                                   ARTICLE V
                             CONDITIONS TO MERGER

     Section 5.1 Conditions to Effectiveness. The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Effective Date of the Merger of following conditions:

     (a) Consummation of Merger of Chicago Mercantile Exchange into and with
     Transitory.   The merger of Chicago Mercantile Exchange, an Illinois not-
     for-profit corporation ("Existing CME"), into and with Transitory shall have been consummated as provided in that certain Agreement and Plan of Merger dated as of April 1, 2000 between Existing CME and Transitory.

          (b) No Injunctions or Restraints.   Consummation of the transactions
     contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding shall be pending or threatened by any Governmental Authority on the Effective Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any material damages or obtain

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     other material relief as a result of such transactions. There shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable law shall be pending.

          (c) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Date with, and all Consents, approvals, permits and authorizations required to be obtained prior to the Effective Date from any Governmental Authority, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Constituent Corporations, and which, either individually or in the aggregate, if not obtained would have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation or would prevent consummation of this Agreement, will have been made or obtained (as the case may be).

          (d) Requisite Approvals.   This Agreement shall have been approved by
     the members or the stockholders, as the case may be, of each Constituent Corporation, as required by applicable law.

                                  ARTICLE VI
                             MEMBERSHIP INTERESTS

     Section 6.1   Determination of Membership.   The owner of a Membership
Interest as of a given date shall be the Person or Persons whose name or names appear, as of such date, on the records of and as determined in good faith by Transitory. Such Person or Persons, determined in accordance with the foregoing sentence, shall conclusively be presumed to be the owner or owners of such Membership Interest for purposes of this Agreement and Transitory shall not be required to examine or consider any other facts or circumstances.

     Section 6.2   Mailing Address.   The mailing address of a Member,
determined in accordance with the foregoing Section, as of any date, for purposes of this Agreement, shall be the Member's last known address as it appears on the records of Transitory as of such date.

                                  ARTICLE VII
                    CORRECTIONS, AMENDMENTS AND TERMINATION

     Section 7.1   Corrections.   The Constituent Corporations may, until the
Effective Date, by an instrument executed by a Chairman, Vice Chairman, President or any Vice President of each Constituent Corporation, make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in this Agreement.

     Section 7.2   Amendment of Agreement.   At any time prior to the merger of
Existing CME into and with Transitory, the parties hereto may agree to amend this Agreement. No amendment may, in the sole judgment of the Board of Directors of Transitory, materially and adversely affect the rights of the Members of Existing CME.

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     Section 7.3   Abandonment of Agreement.   At any time prior to the merger
of Existing CME into and with Transitory, Transitory may abandon this Agreement by appropriate resolution of its Board of Directors, notwithstanding prior Member approval. No Person shall have any rights or claims against either Constituent Corporation or its respective Board of Directors based on the abandonment of this Agreement.

                                 ARTICLE VIII
                             ADDITIONAL PROVISIONS

     Section 8.1   Severability.   To the extent possible, each provision of
this Agreement shall be interpreted in a manner as to be valid, legal and enforceable. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect or in any instance shall be effective only to the extent of such invalidity, illegality or unenforceablity and shall not effect the validity, legality or enforceability of any other provision of this Agreement.

     Section 8.2   Headings.   Article and Section headings contained in this
Agreement are inserted for convenience and reference only, and shall not be considered in construing or interpreting any of the provisions hereof.

     Section 8.3   Entire Agreement.   This Agreement supersedes any and all
oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire Agreement of the parties relating to the subject matter hereof.

     Section 8.4   Expenses.   CME, as the Surviving Corporation, shall pay all
expenses of carrying the Merger into effect and accomplishing the Merger herein provided for.

     Section 8.5   Counterparts.   This Agreement may be executed simultaneously
in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     Section 8.6   Governing Law.   This Agreement shall be governed by and
construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflicts or choice of law provisions that would make applicable the substantive laws of any other jurisdiction.

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     IN WITNESS WHEREOF, each of the Constituent Corporations, pursuant to authority duly given by resolutions adopted by its Board of Directors, has caused this Agreement to be executed in its name by its duly authorized officer as of the day and year aforesaid.


                         CME TRANSITORY CO.

                         By:______________________________
                             Name:  Scott Gordon
                             Title: Chairman of the Board



                         CHICAGO MERCANTILE EXCHANGE INC.

                         By:______________________________
                             Name:  Scott Gordon
                             Title: Chairman of the Board

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